EXHIBIT 10.2
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

EXECUTION VERSION

AMENDED AND RESTATED AIRLINE SERVICES AGREEMENT

BETWEEN

MOKULELE FLIGHT SERVICE, INC. AND

SHUTTLE AMERICA CORPORATION

DATED AS OF OCTOBER 8, 2008

AMENDED AND RESTATED AIRLINE SERVICES AGREEMENT

This Amended and Restated Airline Services Agreement (this “Agreement”), dated as of October 8, 2008 (the “Effective Date”), is between Mokulele Flight Service, Inc., a Hawaii corporation (“Mokulele”), and Shuttle America Corporation, an Indiana corporation (“Shuttle”) and acknowledged by Republic Airline, Inc. (“RAI”).

WHEREAS, Mokulele and RAI entered into that certain Airline Services Agreement, dated as of October 1, 2008 (“Original Airline Services Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter contained, RAI and the parties agree to amend and restate the Original Airline Services Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement (including, unless otherwise defined therein, in the Schedules, Appendices and Exhibits to this Agreement) shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
AIRLINE SERVICES, SCHEDULES AND FARES

Section 2.01 Capacity Purchase.  Mokulele agrees to purchase the capacity of each Covered Aircraft for the period beginning on the date such aircraft is presented for service by Shuttle under this Agreement and ending on the last day of the Term, in each case unless such aircraft is earlier withdrawn pursuant to Article VIII, all under the terms and conditions set forth herein and for the consideration described in Article III.  Subject to the terms and conditions of this Agreement, Shuttle shall provide all of the scheduled service capacity of the Covered Aircraft solely to Mokulele and use the Covered Aircraft solely to operate the Scheduled Flights.  Except as provided in Section 2.01(e), the Covered Aircraft may not be used by Shuttle for any other purpose without the express prior written consent of Mokulele.  During the Term (as such term is defined in Section 8.01) and so long as Mokulele is not in default under this Agreement or the Loan Agreement (as such term is defined in Section 2.05), Shuttle shall not enter into any agreement with any other air carrier to operate aircraft on routes within the state of Hawaii.

(a) Fares, Rules and Seat Inventory; Reservations Capabilities.  Mokulele shall establish and publish all fares and related tariff rules for all seats on the Covered Aircraft.  Shuttle shall not publish any fares, tariffs, or related information for the Covered Aircraft.  In addition, Mokulele shall have complete control over all seat inventory and revenue management decisions for the Covered Aircraft, including overbooking levels, discount seat levels and allocation of seats among various fare buckets.  All costs associated with system configuration and interface for Mokulele’s requirements will be paid directly by Mokulele.

(b) Flight Schedules.  Mokulele shall, in its sole discretion, establish and publish all schedules for the Covered Aircraft (such scheduled flights, together with Charter Flights and ferry flights required to accommodate such scheduled flights and Charter Flights or otherwise made at Mokulele’s request, referred to herein as “Scheduled Flights”), including determining the city-pairs served, frequencies, utilization and timing of scheduled arrivals and departures, and shall, in its sole discretion, make all determinations regarding the establishment and scheduling of any Charter Flights arranged by Mokulele; provided that such schedules shall be subject to Reasonable Operating Constraints.  Shuttle shall remain in sole operational control of the Covered Aircraft at all times.  Subject to the notice requirement set forth in Section 4.08 regarding international service, Mokulele will provide Shuttle with a preliminary schedule in a Standard Schedule Input Message (“SSIM”) file format or Microsoft Excel format 45 days prior to the first day of the month to which the preliminary schedule relates.  Shuttle will review the proposed schedule and provide feedback to Mokulele no later than 14 days following receipt of the preliminary schedule by Shuttle.  Mokulele will send Shuttle a Final Monthly Schedule, together with operational assumptions for the month (the “Operational Assumptions”), including without limitation the weighted average number of Covered Aircraft, estimated passengers, revenue passenger miles, departures, block hours, and flights hours, based on the Final Monthly Schedule, no later than two Business Days following receipt of Shuttle’s comments to the preliminary schedule.  Following delivery of the Final Monthly Schedule, however, Mokulele may make such adjustments to the proposed Final Monthly Schedule as it deems appropriate (subject to Reasonable Operating Constraints).

(c) Start Up Dates.  The Covered Aircraft shall be placed into service under the terms and conditions of this Agreement on such dates as are provided on Exhibit B.

(d) Spare Aircraft.  The Spare Aircraft shall be used by Shuttle solely as an operational and maintenance spare to replace Covered Aircraft that are out of service due to scheduled maintenance, unscheduled maintenance or aircraft damage or to cover for other irregular operations, provided, there shall be no Spare Aircraft available for operations hereunder on or after March 1, 2009.

(e) Shuttle Charters or Other Operations.  Shuttle shall be permitted to operate the Covered Aircraft to fly charters so long as such operation does not adversely affect the performance by Shuttle of its obligations under this Agreement.

Section 2.02 Flight-Related Revenue.  [*], Shuttle acknowledges and agrees that all revenues resulting from the sale and issuance of passenger tickets associated with the operation of the Covered Aircraft and all other sources of revenue associated with the operation of the Covered Aircraft, including without limitation fees related to ticket changes, unaccompanied minors, excess baggage and nonrevenue pass travel, revenues relating to the transportation of cargo or mail, and revenues associated with food, beverage, passenger entertainment, duty-free services, and guaranteed or incentive payments from airport, local or municipal authorities in connection with scheduling flights to such airport or locality, are the sole property of and shall be retained by Mokulele (or, if received by Shuttle, shall be promptly accounted for and remitted to Mokulele).

Section 2.03 Pass Travel.  Shuttle operational personnel traveling to provide critical repair services, management personnel traveling on business in connection with this Agreement, and dead heading Shuttle crews will be entitled to travel on flights operated by Shuttle or Mokulele as “must ride” passengers.  Commuting Shuttle crew members and all other Shuttle employees will be entitled to travel on Mokulele and Mokulele Connect flights at a priority category one level below the lowest category for Mokulele employees and subject to the fare policies applicable to individuals traveling at that priority level.  To the extent permitted by existing arrangements, Mokulele employees will be entitled to (x) travel on Scheduled Flights operated by Shuttle under the category of travel and fare policies to which they are entitled to travel on Mokulele flights, and (y) will be entitled to travel on all other Shuttle operated flights at a category one level below the lowest category for Shuttle employees.

Section 2.04 Conversion of Covered Aircraft.  Mokulele will be responsible for all costs and expenses of preparing each Covered Aircraft prior to its being placed into service hereunder in accordance with the specifications and cabin configurations as required by Exhibit C.

Section 2.05 Conditions Precedent.  As conditions precedent to the obligations of Shuttle pursuant to this Agreement, Mokulele shall (i) enter into an administrative services agreement in form and substance satisfactory to Shuttle in respect of certain administrative and support services to be provided to Mokulele by Shuttle and (ii) enter into a loan agreement in form and substance satisfactory to Shuttle in respect of the proposed financing by Shuttle (the “Loan Agreement”) and satisfy all conditions precedent therein; provided that Shuttle may terminate this Agreement if the foregoing conditions precedent are not satisfied on or prior to October 12, 2008.  In the event of such a termination by Shuttle, Mokulele shall reimburse Shuttle for expenses incurred by Shuttle or its Affiliates (including reasonable expenses of counsel) in connection with (x) the negotiation of this Agreement, the Loan Agreement and all related agreements and (y) preparations by Shuttle to perform any of the foregoing; provided that such reimbursement shall not exceed [*].

ARTICLE III
SHUTTLE COMPENSATION

Section 3.01 Base and Incentive Compensation.  For and in consideration of the aircraft and services to be provided by Shuttle hereunder, Mokulele shall pay Shuttle the base and incentive compensation as provided in Exhibit D hereto, subject to the terms and conditions set forth in this Article III.

*Confidential

Section 3.02 Periodic Adjustment of Base Compensation.  The rates under this Agreement set forth in Appendix 1 to Exhibit D hereto shall remain in effect throughout the Term of this Agreement, provided, the rates on Appendix 1 to Exhibit D hereto will be adjusted from time to time as described in Exhibit D, and, provided further, that the rates on Appendix 1 to Exhibit D designated as “Subject to Escalation” will remain in effect through December 31, 2008, and thereafter shall be adjusted on each January 1, beginning with January 1, 2009, as follows:  the new rates, applicable beginning on such January 1, shall equal the rates in effect on the immediately preceding December 31 multiplied by ([*] + (Annual Change in PPI [*])), where PPI = the annual Producer Price Index, Commodities, Finished Goods (not seasonally adjusted), Series ID:  WPUSOP3000 as published by the Bureau of Labor Statistics for January of the applicable year, provided further, annual adjustments will not decrease from the prior year and will not increase more than [*] over the prior year.  Adjustments will be calculated as soon as the PPI for the prior year is published by the Bureau of Labor Statistics and the adjusted rates will be applied retroactively to the 1st day of the calendar year and paid as part of the next monthly payment.

Section 3.03 Shuttle Expenses.  Except as provided otherwise in Section 3.04, Shuttle shall pay in accordance with commercially reasonable practices all expenses incurred in connection with Shuttle’s provision of Regional Airline Services.

Section 3.04 Mokulele Expenses

(a) Certain Expenses.  Mokulele shall incur directly those expenses relating to the Regional Airlines Services that are described in Paragraph 6 of Exhibit D.

(b) Design Changes.  Mokulele shall be responsible for any reasonable out-of-pocket expenses relating to interior and exterior design changes to the Covered Aircraft and other product-related changes required by Mokulele, including facility-related design changes and the cost of changes in aircraft livery, in each case that occur outside of the Covered Aircraft specifications, livery and other requirements of Exhibit C to this Agreement or as otherwise specified in this Agreement.

Section 3.05 Audit Rights; Financial Information.  Shuttle shall make available for inspection by Mokulele and its outside auditors and advisors, within a reasonable period of time after Mokulele makes a written request therefor, all of Shuttle’s books and records (including all financial and accounting records and operations reports, and records of other subsidiaries or affiliates of Shuttle, if any) as necessary to audit any reimbursement of Pass-Thru Costs or other expenses set forth in Paragraph 6 of Exhibit D hereto.  In connection with such audit, Mokulele and its outside auditors and advisors shall be entitled to make copies and notes of such information as they deem necessary and to discuss such records with Shuttle’s Chief Financial Officer or such other employees or agents of Shuttle knowledgeable about such records.  Upon the reasonable written request of Mokulele or its outside auditors or advisors, Shuttle will cooperate with Mokulele and its outside auditors and advisors to permit Mokulele and its outside auditors and advisors access to RAI Holding’s outside auditors for purposes of reviewing such records.

Section 3.06 Billing and Payment; Reconciliation.

(a) Billing and Payment.  No later than ten calendar days prior to the beginning of the month covered by a Final Monthly Schedule and the Operational Assumptions for a given month pursuant to Section 2.01(b), Shuttle shall present a reasonably detailed written invoice for amounts due under this Agreement in respect of the Base Compensation for the Scheduled Flights during the month to which such Final Monthly Schedule and Operational Assumptions pertain, calculated in accordance with Paragraph 2 of Exhibit D.  Mokulele shall pay Shuttle the amount due under such invoice (the “Invoiced Amount”), subject to Mokulele’s right to dispute any calculations set forth on such invoice that do not comply with the terms of this Agreement, net of amounts owed by Shuttle to Mokulele, as follows:

(i) Thirty-four percent (34%) of the Invoiced Amount on the later of the first Business Day of the covered month or the third Business Day following receipt by Mokulele of the invoice, by electronic transfer of funds to a bank account designated by Shuttle;

(ii) Thirty-three percent (33%) of  the Invoiced Amount on the 10th calendar day of the covered month, or if such day is not a Business Day, the next Business Day thereafter, by electronic transfer of funds to a bank account designated by Shuttle; and

(iii) Thirty-three percent (33%) of the Invoiced Amount on the 20th calendar day of the covered month, or if such day is not a Business Day, the next Business Day thereafter, by electronic transfer of funds to a bank account designated by Shuttle.

(b) Reconciliation.  Not later than 15 days following the end of each month, Shuttle and Mokulele shall reconcile actual amounts due in respect of such month for the Fixed Cost and Variable Cost elements set forth in Appendix 1 to Exhibit D with the estimated amounts included in the Invoiced Amount for such elements for such month in accordance with the terms and conditions set forth in Exhibit D.  On or before the 5th day following the end of such reconciliation period (or if such day is not a Business Day, the next Business Day), such reconciled amounts for such month to the extent applicable:  (i) shall be paid by Mokulele to Shuttle, together with any payment to be made by Mokulele pursuant to Section 3.06(a)(iii) above, or (ii) shall be paid by Shuttle to Mokulele or set off by Mokulele against any other amounts owing to Shuttle under this Agreement.

(c) Reimbursed Costs.  From time to time it is anticipated that Shuttle may incur certain costs and expenses in connection will the provision of Regional Airline Services under this Agreement for which Shuttle will be reimbursed by Mokulele.  These costs and expenses are indicated as “Pass-Thru Costs” on Appendix 1 to Exhibit D.  Shuttle will pay all Pass-Thru Costs in advance, and will submit to Mokulele an invoice together with all supporting documentation for all Pass-Thru Costs incurred.  Mokulele will reimburse Shuttle for all uncontested Pass-Thru Costs within five Business Days following receipt of the invoice and supporting documentation by electronic transfer of funds to a bank account designated by Shuttle will provide any additional supporting information and documentation to Mokulele for any Pass-Thru Costs contested by Mokulele at Shuttle’s earliest convenience.  Any disputed Pass-Thru Costs not resolved within 30 days of receipt of the invoice by Mokulele will be resolved in accordance with the arbitration provisions of this Agreement.

*Confidential

Section 3.07 Security Payment. Mokulele shall pay Shuttle the sum of [*] by paying [*] on or prior to each date on which a Covered Aircraft (as described by Exhibit B) is placed into service hereunder (such amounts collectively referred to herein as the “Security Payment”); [*].  The Security Payment shall be the property of Shuttle.  If a default by Mokulele shall occur hereunder and be continuing, then, in addition to any other rights that Shuttle may have hereunder or under applicable law, Shuttle may at any time as an agreed remedy set off all or any portion of the amount of the Security Payment in full or partial payment for amounts constituting or corresponding to any amounts owed by Mokulele to Shuttle hereunder.  If Shuttle exercises any such right of set-off, Mokulele shall immediately upon demand from Shuttle pay to Shuttle an amount equal to such set-off.  [*].

Section 3.08 [*]

ARTICLE IV
SHUTTLE OPERATIONS AND AGREEMENTS WITH MOKULELE

Section 4.01 Crews, Etc.  Shuttle shall be responsible for providing all crews (flight and cabin) and maintenance personnel necessary to operate the Scheduled Flights and for all aspects (personnel and other) of dispatch control.  Flight crews will be domiciled in Honolulu, Hawaii and any other location deemed suitable for Shuttle’s staffing requirements.  Shuttle pilots will wear neutral uniforms with Shuttle logo items.  Shuttle flight attendants will wear neutral uniforms with accessories displaying approved Mokulele Marks and designs.  Shuttle flight attendants will obtain Mokulele branded accessories through Mokulele or its approved vendor (subject to the vendor’s approval), and Mokulele will be responsible for all costs and expenses, including shipping, relating to their orders.  Notwithstanding the foregoing, at its election, Mokulele may provide alternative “Hawaii style” uniforms for pilots and flight crew; provided that, any such alternate uniforms would be subject to the approval of Shuttle and provided at the sole cost and expense of Mokulele.

Section 4.02 Governmental Regulations.  Shuttle has and shall maintain all certifications, permits, licenses, certificates, exemptions, approvals, plans, and insurance required by governmental authorities, including, without limitation, FAA, DOT and TSA, to enable Shuttle to perform the services required by this Agreement.  All flight operations, dispatch operations and all other operations and services undertaken by Shuttle pursuant to this Agreement shall be conducted, operated and provided by Shuttle in compliance with all U.S. and foreign governmental laws, regulations and requirements, including, without limitation, those relating to airport security, the use and transportation of hazardous materials and dangerous goods, crew qualifications, crew training and crew hours, the carriage of persons with disabilities and without any violation of U.S. or foreign laws, regulations or governmental prohibitions.  All Covered Aircraft shall be operated and maintained by Shuttle in compliance with all laws, regulations and governmental requirements, Shuttle’s own operations manuals and maintenance manuals and procedures, and all applicable equipment manufacturers’ manuals and instructions.

Section 4.03 Quality of Service.  At all times, Shuttle shall provide Regional Airline Services with appropriate standards of care, but in no event lower than such standards provided by Shuttle for its other scheduled airline partners as well as such standards held by Mokulele as of the date of this Agreement.  Mokulele procedures, performance standards and means of measurement thereof concerning the provision of air passenger and air cargo services shall be applicable to all Regional Airline Services provided by Shuttle.  Shuttle shall achieve at least the comparable quality of airline service as provided by Shuttle for its other scheduled airline partners and by Mokulele, subject to limitations imposed by the type of aircraft used by Shuttle and its route network.  Shuttle shall comply with all airline customer service commitments and policies of Mokulele as of the date hereof, including without limitation the employee conduct, appearance and training policies in place as of the date hereof, and shall handle customer-related services in a professional, businesslike and courteous manner.  In connection therewith, Shuttle shall maintain adequate aircraft staffing levels, to achieve a level of operations that routinely meet or exceed the on-time performance Target Threshold and the completion factor Target Threshold as set forth in Appendix 2 to Exhibit D.  Shuttle shall provide Mokulele with timely communication regarding the status of all Scheduled Flights.  At either party’s request, Shuttle and Mokulele will meet to discuss and review Shuttle’s customer service and handling procedures and policies and its employees’ conduct, appearance and training standards and policies.  Mokulele shall give Shuttle not less than 15 days prior written notice of any non-safety-related breach of this Section 4.03 prior to exercising any remedy regarding such breach.

Section 4.04 Incidents or Accidents.  Shuttle shall promptly notify Mokulele of all irregularities involving a Scheduled Flight or Covered Aircraft operated by Shuttle, including, without limitation, aircraft accidents and incidents which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority.  Shuttle shall furnish to Mokulele as much detail as practicable concerning such irregularities and shall cooperate with Mokulele at Shuttle’s own expense in any appropriate investigation.  Mokulele shall promptly notify Shuttle of all irregularities involving ground handling in respect of Scheduled Flights or Covered Aircraft, including, without limitation, accidents and incidents which result in any damage to persons and/or property or may otherwise result in a complaint or claim by passengers or an investigation by a governmental agency or authority.  Mokulele shall furnish to Shuttle as much detail as practicable concerning such irregularities and shall cooperate with Shuttle at Mokulele’s own expense in any appropriate investigation.

Section 4.05 Emergency Response.  Shuttle shall adopt Mokulele’s Emergency Response Plan for aircraft accidents or incidents.  In the event of an accident or incident involving a Covered Aircraft or Scheduled Flight, Mokulele will have the right to manage the emergency response efforts on behalf of Shuttle with full cooperation from Shuttle and if such right is exercised, Shuttle acknowledges and agrees that Mokulele representatives will conduct all public communications, and that Shuttle will make no public statements, regarding such accident or incident.

Section 4.06 Safety Matters.  In the event of a reasonable safety concern, Mokulele shall have the right, at its own cost, to inspect, review, and observe Shuttle’s operations of Scheduled Flights.  Notwithstanding the conduct or absence of any such review, Shuttle is and shall remain solely responsible for the safe operation of its aircraft and the safe provision of Regional Airline Services, including all Scheduled Flights, and nothing in this Section 4.06 or otherwise in this Agreement is intended or shall be interpreted to make Mokulele responsible for such safety matters.

Section 4.07 Codeshare Terms.  Shuttle agrees to operate all Scheduled Flights using the Mokulele flight code and flight numbers assigned by Mokulele, or such other flight codes and flight numbers as may be assigned by Mokulele (to accommodate, for example, a Mokulele alliance partner), and otherwise under the codeshare terms set forth in Exhibit E.

Section 4.08 Slots and Route Authorities.  Should Mokulele schedule Covered Aircraft on international routes, Mokulele will provide Shuttle notice of such intent no fewer than 150 days in advance of the intended start date.  To the extent permitted under applicable laws and regulations, Mokulele will obtain the necessary slots, route authorities or other approval required for such service at its own cost and expense, provided such items may be held and controlled by Mokulele.  If it is required that Shuttle, as the operator of the Scheduled Flights, obtain the authorities and approvals, or if Mokulele is prohibited from holding such authorities and approvals in its own name, Shuttle will use its commercially reasonable efforts to obtain all necessary licenses, permits, route authorities or slots (collectively referred to as “Permits”) and complete all necessary filings and registrations, and Mokulele shall reimburse Shuttle for its reasonable costs and expenses, in order to obtain such Permits and initiate such service.  During the Term, Shuttle will operate Scheduled Flights on these routes solely on behalf of Mokulele.

Section 4.09 Use of Mokulele Marks.  Mokulele hereby grants to Shuttle the non-exclusive and non-transferable rights to use the Mokulele Marks as provided in, and Shuttle shall use the Mokulele Marks, in accordance with the terms and conditions of Exhibit C.

Section 4.10 Use of Shuttle Marks.  Shuttle hereby grants to Mokulele the non-exclusive and non-transferable rights to use the Shuttle Marks as provided in, and Mokulele shall use the Shuttle Marks in accordance with, the terms and conditions of Exhibit F.

Section 4.11 Catering Standards.

(a) Station Services.  Mokulele or its designated agents shall provide all airport passenger and aircraft ground handling at all airports served by Scheduled Flights.

(b) Onboard Services.  Mokulele will determine, in its sole discretion, and at its sole cost, meal/beverage service parameters and scheduling for Scheduled Flights.  Mokulele has the right to conduct onboard service audits on Scheduled Flights to ensure service standards are being met.  Shuttle flight attendants providing Regional Airline Services will be trained on meal and beverage service procedures, including liquor and duty-free sales and cash handling, and will collect all on-board revenue for liquor and duty-free sales.  Shuttle will provide sufficient galley service ship’s equipment to operate onboard services, such as ovens, coffee makers and trash bins.  Mokulele will provide all, at its sole expense, liveried catering items, such as cups and napkins, and all food, liquor and other beverage items.

*Confidential

ARTICLE V
CERTAIN RIGHTS AND OBLIGATIONS OF MOKULELE

Section 5.01 Use of Covered Aircraft.  Shuttle agrees that, except as otherwise directed or approved in writing by Mokulele in Mokulele’s sole discretion or as provided in Section 2.01(e) herein with respect to the Spare Aircraft, the Covered Aircraft may be used only to provide Regional Airline Services.

Section 5.02 Mokulele Obligations.  Mokulele shall provide to Shuttle, at no cost to Shuttle, the following support services (either directly or by contracting with third party vendors or by contracting with Shuttle pursuant to a separately negotiated handling agreement):

(a) all airport passenger service and aircraft ground handling at all airports served, including without limitation:

(i)	all ticket counter and gate check-in services;

(ii)	all passenger enplaning and deplaning services, including sky cap and wheelchair services;

(iii)	aircraft loading and unloading services, including airside busing;

(iv)	passenger ticketing;

(v)	jet bridges and air stairs, including maintenance and cleaning;

(vi)	janitorial services;

(vii)	deicing services;

(viii)	aircraft towing and push back; and

(ix)	airport security services.

(b) all Mokulele logo items, such as drink cups, napkins, pillows, blankets and inflight magazines;

(c) lavatory service and light aircraft cleaning (“turn cleaning”) at Honolulu International Airport (HNL), heavy interior cleaning at all aircraft overnight locations that are not Shuttle maintenance locations, and, upon the written request of Shuttle, at other cities served by the Covered Aircraft;

(d) denied boarding amenities and travel voucher compensation certificates consistent with Mokulele customer service programs;

(e) customer reaccommodations due to schedule disruption;

(f) interface and all technological support necessary to ensure accurate and reliable dynamic transfer of operational data from Mokulele to Shuttle’s system operational control center in Indianapolis, Indiana, a data interface of Shuttle’s ACARS to Mokulele’s reservation systems, and of Shuttle’s system control with Mokulele’s flight information data;

(g) capital expenditures for aircraft ground handling;

(h) advertising and sales programs;

(i) operations space at Honolulu International Airport (HNL) (the “Honolulu Operations Space”), including gates, holdrooms, and airport concourse space for offices, break rooms, parts storage, crew lounges, and flight operations, all as agreed to by the parties;

(j) hangar access as needed;

(k) nightly engine power washing program and exterior aircraft wash program;

(l) interface of Shuttle’s system control with Mokulele FLIFO data;

(m) hangar space for one RON Covered Aircraft at Honolulu International Airport (HNL); and

(n) engine washes as required by Shuttle.

Section 5.03 Change of Control.  Upon the occurrence of a Change of Control of Mokulele (excluding a Change of Control involving Shuttle or an affiliate of Shuttle) without the prior written consent of Shuttle (such consent not to be unreasonably withheld), Shuttle shall have the right to terminate this Agreement on 90 days prior written notice, such notice to be delivered not later than 90 days after Shuttle becomes aware of such Change of Control (which termination shall not be effective if the circumstances giving rise to such Change of Control shall no longer exist on the 30th day after the written notice of termination is delivered).

Section 5.04 Transfer of Assets.  Mokulele shall not enter into an agreement (or series of agreements) to sell, assign transfer or convey substantially all of its assets to any Person (excluding Shuttle or an affiliate of Shuttle) unless, as part of such agreement, such Person agrees to assume any and all of Mokulele’s rights, duties and obligations arising under this Agreement and Shuttle consents in writing in advance to such sale, assignment, transfer or conveyance.

ARTICLE VI
INSURANCE

Section 6.01 Insurance Coverages.  During the Term, Shuttle shall maintain, or cause to be maintained, in full force and effect for the Covered Aircraft policies of insurance with insurers of recognized reputation and responsibility, in each case in an amount and subject to such terms as are consistent with the insurance carried on similar aircraft operated by Shuttle under similar circumstances.

Section 6.02 Evidence of Insurance Coverage.  At the commencement of this Agreement, and thereafter upon Mokulele’s reasonable request, Shuttle shall furnish to Mokulele evidence of such insurance coverage, including certificates certifying that such insurance and endorsements are in full force and effect.

ARTICLE VII
INDEMNIFICATION

Section 7.01 Shuttle Indemnification of Mokulele.  Shuttle shall be liable for and hereby agrees to fully defend, release, discharge, indemnify and hold harmless Mokulele, its directors, officers, employees and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Mokulele or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Shuttle’s or Mokulele’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to (x) any act or omission by Shuttle or any of its directors, officers, employees or agents relating to the provision of Regional Airline Services, (y) the performance, improper performance, or non-performance of any and all obligations to be undertaken by Shuttle or any of its directors, officers, employees or agents pursuant to this Agreement, or (z) the operation, non-operation, or improper operation of the Covered Aircraft or Shuttle’s equipment or facilities at any location, in each case excluding only claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the gross negligence or willful misconduct of Mokulele or its directors, officers, agents or employees (other than gross negligence or willful misconduct imputed to such indemnified person by reason of its interest in a Covered Aircraft).  Shuttle will use commercially reasonable efforts to cause and assure that Shuttle will at all times be and remain in custody and control of all aircraft, equipment, and facilities of, or operated by, Shuttle, and Mokulele and its directors, officers, employees and agents shall not, for any reason, be deemed to be in custody or control, or a bailee, of such aircraft, equipment or facilities.

Section 7.02 Mokulele Indemnification of Shuttle.  Mokulele shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Shuttle, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, suits, judgments, actions, causes of action, losses, costs and expenses of any kind, character or nature whatsoever, including attorneys’ fees, costs and expenses in connection therewith and expenses of investigation and litigation thereof, which may be suffered by, accrued against, charged to, or recoverable from Shuttle, or its directors, officers, employees or agents, including but not limited to, any such losses, costs and expenses involving (i) death or injury (including claims of emotional distress and other non-physical injury by passengers) to any person including any of Shuttle’s or Mokulele’s directors, officers, employees or agents, (ii) loss of, damage to, or destruction of property (including real, tangible and intangible property, and specifically including regulatory property such as route authorities, slots and other landing rights), including any loss of use of such property, and (iii) damages due to delays in any manner, in each case arising out of, connected with, or attributable to, (x) the performance, improper performance, or nonperformance of any and all obligations to be undertaken by Mokulele or any of its directors, officers, employees or agents pursuant to this Agreement, (y) the operation, non-operation or improper operation of Mokulele’s aircraft, equipment or facilities (excluding, for the avoidance of doubt, Covered Aircraft and any equipment or facilities leased or subleased by Mokulele to Shuttle) at any location, in each case excluding only claims, demands, damages, liabilities, suits judgments, actions, causes of action, losses, costs and expenses to the extent resulting from the gross negligence or willful misconduct of Shuttle or its directors, officers, agents or employees.

Section 7.03 Indemnification Claims.  A party entitled to indemnification (the “Indemnified Party”) from another party under the terms of this Agreement (the “Indemnifying Party”) shall provide the Indemnifying Party with prompt written notice (an “Indemnity Notice”) of any third party claim which the Indemnified Party believes gives rise to a claim for indemnity against the Indemnifying Party hereunder.  The Indemnifying Party shall be entitled, if it accepts financial responsibility for the third party claim, to control the defense of or to settle any such third party claim at its own expense and by its own counsel; provided that the Indemnified Party’s prior written consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such third party claim.  The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such third party claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such third party claim.  Except as set forth in this Section 7.03, the Indemnified Party shall not enter into any settlement or other compromise or consent to a judgment with respect to a third party claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party was prejudiced thereby.  Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder.  If the Indemnifying Party does not accept financial responsibility for the third party claim or fails to defend against the third party claim that is the subject of an Indemnity Notice within 30 days of receiving such notice (or sooner if the nature of the third party claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing written notice to the Indemnifying Party, pay, compromise or defend such third party claim without the prior consent of the (otherwise) Indemnifying Party.  In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek reimbursement from the Indemnifying Party.

Section 7.04 Employer’s Liability; Independent Contractors; Waiver of Control

(a) Employer’s Liability and Workers’ Compensation.  Each party hereto assumes full responsibility for its employer’s and workers’ compensation liability to its respective officers, directors, employees or agents on account of injury or death resulting from or sustained in the performance of their respective service under this Agreement.  Each party, with respect to its own employees, accepts full and exclusive liability for the payment of workers’ compensation and employer’s liability insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age or retirement benefits, pensions or annuities now or hereafter imposed upon employers by the government of the United States or any other governmental body, including state, local or foreign, with respect to such employees measured by the wages, salaries, compensation or other remuneration paid to such employees, or otherwise.

(b) Employees, etc., of Shuttle.  The employees, agents, and independent contractors of Shuttle engaged in performing any of the services Shuttle is to perform pursuant to this Agreement are employees, agents, and independent contractors of Shuttle for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of Mokulele.  In its performance under this Agreement, Shuttle will act, for all purposes, as an independent contractor and not as an agent for Mokulele.  Notwithstanding the fact that Shuttle has agreed to follow certain procedures, instructions and standards of service of Mokulele pursuant to this Agreement, Mokulele will have no supervisory power or control over any employees, agents or independent contractors engaged by Shuttle in connection with its performance hereunder, and all complaints or requested changes in procedures made by Mokulele will, in all events, be transmitted by Mokulele to Shuttle’s designated representative.  Nothing contained in this Agreement is intended to limit or condition Shuttle’s control over its operations or the conduct of its business as an air carrier.

(c) Employees, etc., of Mokulele.  The employees, agents, and independent contractors of Mokulele engaged in performing any of the services Mokulele is to perform pursuant to this Agreement are employees, agents, and independent contractors of Mokulele for all purposes, and under no circumstances will be deemed to be employees, agents, or independent contractors of Shuttle.  Shuttle will have no supervision or control over any such Mokulele employees, agents and independent contractors and any complaint or requested change in procedure made by Shuttle will be transmitted by Shuttle to Mokulele’s designated representative.  In its performance under this Agreement, Mokulele will act, for all purposes, as an independent contractor and not as an agent for Shuttle.  Nothing contained in this Agreement is intended to limit or condition Mokulele’s control over its operations (except with respect to operational control over the Covered Aircraft, which shall remain with Shuttle) or the conduct of its business as an air carrier.

(d) Shuttle Flights.  The fact that Shuttle’s operations are conducted under Mokulele’s Marks and listed under the MW designator code will not affect their status as flights operated by Shuttle for purposes of this Agreement or any other agreement between the parties, and Shuttle and Mokulele agree to advise all third parties, including passengers, of this fact.

Section 7.05 Survival.  The provisions of this Article VII shall survive the termination of this Agreement for a period of seven years.

ARTICLE VIII
TERM, TERMINATION AND DISPOSITION OF AIRCRAFT

Section 8.01 Term.  The Term of this Agreement shall commence on and shall be effective as of the Effective Date and, unless earlier terminated for Cause or breach shall continue until October 31, 2018 (the “Term”), and on such date the Covered Aircraft shall be completely withdrawn from the capacity purchase provisions of this Agreement and cease to be a Covered Aircraft.

Section 8.02 Early Termination

(a) By Mokulele for Cause.  Mokulele shall have the right to terminate this Agreement upon written notice following the occurrence of any event that constitutes Cause.  Any termination pursuant to this Section 8.02(a) shall supersede any other termination pursuant to any other provision of this Agreement (even if such other right of termination shall already have been exercised).  The notice of termination provided by Mokulele pursuant to this Section 8.02(a) shall designate a Termination Date (which may be any date between the date of the notice and a date no more than 120 days of the date of the notice), and on such date the Covered Aircraft shall be completely withdrawn from the capacity purchase provisions of this Agreement and cease to be a Covered Aircraft, and the termination date set forth in the notice provided by Mokulele will be the Termination Date for purposes of this Agreement (and such Termination Date pursuant to this Section 8.02(a) shall supersede any other Termination Date that may have been previously established pursuant to another termination).  In the event that Mokulele shall not have delivered written notice of termination pursuant to this Section 8.02(a) within 45 days after Mokulele receives written notice from Shuttle of the occurrence of any event that constitutes Cause by Shuttle, then Mokulele shall be conclusively deemed to have waived any right to terminate this Agreement based upon such event; provided that such waiver shall not apply to any subsequent or continuing event that constitutes Cause.

(b) By Mokulele for Breach.  Mokulele may terminate this Agreement, upon two Business Days’ prior written notice, upon the occurrence of a material breach of this Agreement by Shuttle with respect to matters reasonably within its control, which breach shall not have been cured within 60 days after written notice of such breach is delivered by Mokulele to Shuttle (which 60-day notice period may run concurrently with the 15-day notice period, if any, provided pursuant to Section 4.03 for non-safety-related breaches).  Any termination notice provided by Mokulele pursuant to this Section 8.02(b), shall specify a Termination Date that will be no more than 90 days from the date of such notice and on such date the Covered Aircraft shall be completely withdrawn from the capacity purchase provisions of this Agreement and cease to be a Covered Aircraft.  In the event that Mokulele shall not have delivered written notice of termination pursuant to this Section 8.02(b) within 45 days after Mokulele receives written notice from Shuttle of any material breach of this Agreement by Shuttle, then Mokulele shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

(c) By Shuttle for Breach.  Shuttle may terminate this Agreement upon (i) five Business Days prior written notice upon (A) any failure by Mokulele to make any payment or payments under this Agreement aggregating in excess of [*], but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within five Business Days after written notice of such failure is delivered by Shuttle to Mokulele, or (B) a breach by Mokulele of its covenant contained in Section 5.03 or 5.04, (ii) the occurrence of any other failure by Mokulele to make any payment or payments under this Agreement aggregating in excess of [*], but specifically excluding any amounts which are the subject of a good faith dispute between the parties, which failure shall not have been cured within 20 days after written notice of such breach is delivered by Shuttle to Mokulele, or (iii) the occurrence of any other material breach of this Agreement by Mokulele, which breach shall not have been cured within 60 days after written notice of such breach is received by Mokulele.  In the event that Shuttle shall not have delivered written notice of termination pursuant to this Section 8.02(c) within 45 days after Shuttle receives written notice from Mokulele of any material breach of this Agreement by Mokulele, then Shuttle shall be conclusively deemed to have waived any right to terminate this Agreement based upon such breach; provided that such waiver shall not apply to any subsequent or continuing breach.

If this Agreement is terminated by Shuttle under the first paragraph of this  Section 8.02(c), the notice of termination delivered by Shuttle to Mokulele pursuant to Section 8.02(c)(i) shall be irrevocable and shall contain a Termination Date that is no more than 180 days after the date of such notice; provided that in the case of a termination under Section 8.02(c)(i)(A) or (c)(ii), such termination notice shall be void and of no further effect automatically upon the payment by Mokulele prior to such Termination Date of all unpaid amounts giving rise to such termination notice.  As of the Termination Date set forth in a notice of termination, all of the Covered Aircraft shall automatically be withdrawn from the capacity purchase provisions of this Agreement and shall cease to be Covered Aircraft as of such date.

Section 8.03 Punitive Damages.  No party to this Agreement or any of its affiliates shall be liable to any other party hereto or any of its affiliates for claims for punitive, special or exemplary damages, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and each party releases the others and their respective affiliates from liability for any such damages.  No party shall be entitled to rescission of this Agreement as a result of breach of any other party’s representations, warranties, covenants or agreements, or for any other matter;  provided, that nothing in this Section 8.03 shall restrict the right of any party to exercise any right to terminate this Agreement pursuant to the terms hereof.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Representations and Warranties of Shuttle.  Shuttle represents, warrants and covenants to Mokulele as of the date hereof as follows:

(a) Organization and Qualification.  Shuttle is a duly organized and validly existing corporation under the laws of the State of Indiana.  Shuttle has the corporate power and authority to own, operate and use its assets and to provide the Regional Airline Services.

(b) Authority Relative to this Agreement.  Shuttle has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Shuttle.  This Agreement has been duly and validly executed and delivered by Shuttle and is, assuming due execution and delivery thereof by Mokulele and that Mokulele has legal power and right to enter into this Agreement, a valid and binding obligation of Shuttle, enforceable against Shuttle in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c) Conflicts.  Neither the execution or delivery of this Agreement nor the performance by Shuttle of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Shuttle’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Shuttle is a party or by which it or any of its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d) No Default.  Shuttle is not (i) in violation of its charter or by-laws, (ii) in breach or default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, where such violation, breach, default or failure would have a material adverse effect on Shuttle or on its ability to provide Regional Airlines Services and otherwise perform its obligations hereunder.

(e) Insurance.  Shuttle is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts and with such deductibles as are customary in the businesses in which they are engaged.

(f) No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Shuttle has received notice, in each case to which Shuttle is a party or of which any property or assets of Shuttle is the subject which, if determined adversely to Shuttle, would individually or in the aggregate have a material adverse effect on Shuttle or on Shuttle’s ability to provide Regional Airlines Services and otherwise perform its obligations hereunder; and to the best knowledge of Shuttle, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(g) Permits.  Shuttle possesses all material certificates, authorizations and permits issued by FAA and other applicable federal, state or foreign regulatory authorities necessary to conduct their respective businesses, to provide Regional Airlines Services and otherwise to perform their respective obligations hereunder, and Shuttle has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a material adverse effect on Shuttle or on its ability to conduct its businesses, to provide Regional Airlines Services and otherwise to perform its obligations hereunder.

Section 9.02 Representations and Warranties of Mokulele.  Mokulele represents and warrants to Shuttle as of the date hereof as follows:

(a) Organization and Qualification.  Mokulele is a duly incorporated and validly existing corporation in good standing under the laws of the State of Hawaii.

(b) Authority Relative to this Agreement.  Mokulele has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Mokulele.  This Agreement has been duly and validly executed and delivered by Mokulele and is, assuming due execution and delivery thereof by Shuttle and that Shuttle has legal power and right to enter into this Agreement, a valid and binding obligation of Mokulele, enforceable against Mokulele in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable law).

(c) Conflicts; Defaults.  Neither the execution or delivery of this Agreement nor the performance by Mokulele of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Mokulele’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Mokulele is a party or by which it or its properties or assets may be bound, (ii) result in the creation or imposition of any lien, charge or encumbrance in favor of any third person or entity, (iii) violate any law, statute, judgment, decree, order, rule or regulation of any governmental authority or body, or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens, charges or encumbrances.

(d) Broker.  Mokulele has not retained or agreed to pay any broker or finder with respect to this Agreement and the transactions contemplated hereby.

(e) No Proceedings.  There are no legal or governmental proceedings pending, or investigations commenced of which Mokulele has received notice, in each case to which Mokulele is a party or of which any property or assets of Mokulele is the subject which, if determined adversely to Mokulele, would individually or in the aggregate have a material adverse effect on Mokulele or on its ability to perform its obligations hereunder; and to the best knowledge of Mokulele, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.  For the avoidance of doubt, the parties hereto acknowledge that the United States Department of Transportation pursuant to 14 C.F.R. Part 204 may review a substantial change of operations and/or a substantial change of ownership of Mokulele in connection with this Agreement and any related transaction.

(f) Financial Statements.  The financial statements (including the related notes and supporting schedules) of Mokulele delivered (or, if filed with the Securities and Exchange Commission, made available) to Shuttle immediately prior to the date hereof fairly present in all material respects the consolidated financial position of Mokulele.  Since the date of the latest of such financial statements, there has been no material adverse change nor any development or event involving a prospective material adverse change with respect to Mokulele.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved, except to the extent disclosed therein.

Section 9.03 Covenants of Mokulele.  Mokulele shall deliver to Shuttle:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Mokulele, its consolidated balance sheet as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and prepared in accordance with GAAP, audited by an independent certified public accountant;

(b) as soon as available, but in any event within 20 days after the end of each month, a consolidated balance sheet of Mokulele as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of Mokulele’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of Mokulele as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Mokulele in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes.

ARTICLE X
MISCELLANEOUS

Section 10.01 Transition Arrangements

(a) Scheduling.  Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, Shuttle and Mokulele shall work together to facilitate the initial monthly scheduling of Scheduled Flights.

(b) Other Setup Arrangements.  Subsequent to the execution of this Agreement, and prior to the inservice date of the first Covered Aircraft, Shuttle and Mokulele shall work together to facilitate all other relevant aspects of the commencement of Shuttle’s provision of Regional Airlines Services, including without limitation the provision of passenger-related and technology-related services.

Section 10.02 Notices.  All notices made pursuant to this Agreement shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery by a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery by a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to Mokulele:

[*]

With copy to:

[*]

if to Shuttle:

[*]

With copy to:

[*]

or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 10.02.

Section 10.03 Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to a merger or other consolidation of either party with another Person (and without limiting Shuttle’s rights pursuant to Section 5.03 hereof), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

Section 10.04 Amendment and Modification.  This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto that specifically states that it is intended to amend or modify this Agreement.

Section 10.05 Waiver.  The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted that specifically states that it is intended to waive such term.  Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.  No failure by any party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by each party against whom the existence of such waiver is asserted.

*Confidential

Section 10.06 Interpretation.  The table of contents and the section and other headings and subheadings contained in this Agreement and in the exhibits and schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit or schedule hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to an “Article,” a “Section,” an “Exhibit,” or a “Schedule” shall be deemed to refer to a section of this Agreement or an exhibit or schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.”  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

Section 10.07 Confidentiality.  Except as required by law or stock exchange or other regulation or in any proceeding to enforce the provisions of this Agreement, or as otherwise provided below, each party hereby agrees not to publicize or disclose to any third party (x) the terms or conditions of this Agreement, or any exhibit, schedule or appendix hereto or thereto, or any information, data, schedules, route information, fare schedules and rules shared between the parties during the course of performance under this Agreement, without the prior written consent of the other parties thereto, or (y) any confidential information or data, both oral and written, received from the other, whether pursuant to or in connection with this Agreement, and designated as such by the other without the prior written consent of the party providing such confidential information or data (except that a party may disclose such information to its third party consultants, advisors and representatives, in each case who are themselves bound to keep such information confidential).  Each party hereby agrees not to use any such confidential information or data of the other party other than in connection with performing their respective obligations or enforcing their respective rights under this Agreement, or as otherwise expressly permitted or contemplated by this Agreement.  If either party is served with a subpoena or other process requiring the production or disclosure of any of such agreements or information, then the party receiving such subpoena or other process, before complying with such subpoena or other process, shall, unless expressly requested not to do so by a government agency issuing the subpoena or other process, immediately notify the other parties hereto of same and permit said other parties a reasonable period of time to intervene and contest disclosure or production.  Upon termination of this Agreement, each party must return to each other any confidential information or data received from the other and designated as such by the party providing such confidential information or data which is still in the recipient’s possession or control.  Without limiting the foregoing, no party shall be prevented from disclosing the following terms of this Agreement:  the number of aircraft subject hereto, the periods for which such aircraft are subject hereto, and any termination provisions contained herein.  The provisions of this Section 10.07 shall survive the termination of this Agreement for a period of ten years.

Section 10.08 Arbitration

(a) Agreement to Arbitrate.  Subject to the equitable remedies provided under Section 10.11, any and all claims, demands, causes of action, disputes, controversies and other matters in question (all of which are referred to herein as “Claims”) arising out of or relating to this Agreement, shall be resolved by binding arbitration pursuant to the procedures set forth by the International Institute for Conflict Prevention and Resolution (the “CPR”).  Each of the parties agrees that arbitration under this Section 10.08 is the exclusive method for resolving any Claim and that it will not commence an action or proceeding based on a Claim hereunder, except to enforce the arbitrators’ decisions as provided in this Section 10.08, to compel any other party to participate in arbitration under this Section 10.08.  The governing law for any such action or proceeding shall be the law set forth in Section 10.08(f).

(b) Initiation of Arbitration.  If any Claim has not been resolved by mutual agreement on or before the 15th day following the first notice of the Claim to or from a disputing party, then the arbitration may be initiated by one party by providing to the other party a written notice of arbitration specifying the Claim or Claims to be arbitrated.  If a party refuses to honor its obligations to arbitrate under this provision, the other party may compel arbitration in either federal or state court in New York, New York and seek recovery of its attorneys’ fees and court costs incurred if the arbitration is ordered to proceed.

(c) Place of Arbitration.  The arbitration proceeding shall be conducted in New York, New York, or some other location mutually agreed upon by the parties.

(d) Selection of Arbitrators.  The arbitration panel (the “Panel”) shall consist of three arbitrators who are qualified to hear the type of Claim at issue.  They may be selected by agreement of the Parties within thirty days of the notice initiating the arbitration procedure, or from the date of any order compelling such arbitration to proceed.  If the Parties fail to agree upon the designation of any or all of the Panel, then the Parties shall request the assistance of the CPR.  The Panel shall make all of its decisions by majority vote.  Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias, and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.  The decision of the Panel will be binding and non-appealable, except as permitted under the Federal Arbitration Act.

(e) Choice of Law as to Procedural Matters.  The enforcement of this agreement to arbitrate, and all procedural aspects of the proceeding pursuant to this agreement to arbitrate, including but not limited to, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, and the rules governing the conduct of the arbitration, unless otherwise agreed by the Parties, shall be governed by and construed pursuant to the Federal Arbitration Act.

(f) Choice of Law as to Substantive Claims.  In deciding the substance of the parties’ Claims, the arbitrators shall apply the substantive laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction).

(g) Procedure.  It is contemplated that the arbitration proceeding will be self-administered by the Parties and conducted in accordance with procedures jointly determined by the Panel and the Parties; provided, however, that if either or both Parties believes the process will be enhanced if it is administered by the CPR, then either or both Parties shall have the right to cause the process to become administered by the CPR and, thereafter, the arbitration shall be conducted, where applicable or appropriate, pursuant to the administration of the CPR.  In determining the extent of discovery, the number and length of depositions, and all other pre-hearing matters, the Panel shall endeavor to the extent possible to streamline the proceedings and minimize the time and cost of the proceedings.

(h) Final Hearing.  The final hearing shall be conducted within 120 days of the selection of the entire Panel.  The final hearing shall not exceed ten business days, with each party to be granted one-half of the allocated time to present its case to the arbitrators, unless otherwise agreed by the Parties.

(i) Damages.  Only actual damages may be awarded.  It is expressly agreed that the Panel shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under the applicable law.

(j) Decision of the Arbitration.  The Panel shall render its final decision and award in writing within 20 days of the completion of the final hearing completely resolving all of the Claims that are the subject of the arbitration proceeding.  The Panel shall certify in its decision that no part of its award includes any amount for treble, exemplary or punitive damages.  The Panel’s decision and award shall be final and non-appealable to the maximum extent permitted by law.  Any and all of the Panel’s orders and decisions will be enforceable in, and judgment upon any award rendered in the arbitration proceeding may be confirmed and entered by, any federal or state court in New York, New York having jurisdiction.

(k) Confidentiality.  All proceedings conducted hereunder and the decision and award of the Panel shall be kept confidential by the Panel and, except as required by law or stock exchange regulation or in any proceeding to enforce any decision or award by the Panel, by the Parties.

Section 10.09 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Agreement may be executed by facsimile signature.

Section 10.10 Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11 Equitable Remedies; Certain Liquidated Damages

(a) Equitable Remedies.  Each party acknowledges and agrees that, under certain circumstances, the breach by a party of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

(b) Certain Liquidated Damages.  If Shuttle shall fail to provide a Covered Aircraft within 30 days of the applicable in-service day reflected on Exhibit B (such Covered Aircraft being referred to herein as a “Delayed Aircraft”), Shuttle will pay to Mokulele following such failure liquidated damages in an amount equal to [*] for each day between the [*] day following the in-service date reflected on Exhibit B and the actual in-service date of such Delayed Aircraft; provided that, in the event such in-service delay is due to circumstances beyond the control of Shuttle and Shuttle provides prior notice of such delay, such liquidated damages shall not in any event exceed [*].

The parties agree that the damages to be suffered by Mokulele in connection with Shuttle’s failure to deliver an aircraft on a scheduled in-service date as provided in Exhibit B shall be difficult to calculate, and that the foregoing liquidated damages are a good faith estimate of such damages, and that such liquidated damages are not intended to be a penalty.  The parties further agree that the foregoing liquidated damages shall be Mokulele’s sole and exclusive remedy against Shuttle for any damages suffered solely as a result of Shuttle’s failure to deliver an aircraft on a scheduled in-service date as provided in Exhibit B.

(c) Other Limitations on Seeking Damages.  Neither the right of any party to terminate this Agreement, nor the exercise of such right, shall constitute a limitation on such party’s right to seek damages or such other legal redress to which such party may otherwise be entitled;  provided  that, absent the occurrence of another breach of this Agreement by Shuttle, Mokulele shall not be entitled to seek damages solely for the occurrence of an event of Cause of the type described in clause (iii) or clause (iv) of the definition thereof.

Section 10.12 Relationship of Parties.  Nothing in this Agreement shall be interpreted or construed as establishing between the parties a partnership, joint venture or other similar arrangement.

Section 10.13 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) are intended by the parties as a complete statement of the entire agreement and understanding of the parties with respect to the subject matter hereof and all matters between the parties related to the subject matter herein or therein set forth.  This Agreement is made among, and for the benefit of, the parties hereto, and the parties do not intend to create any third-party beneficiaries hereby, and no other Person shall have any rights arising under, or interests in or to, this Agreement.

Section 10.14 Governing Law.  Except with respect to matters referenced in Section 10.08(e) (which shall be governed by and construed pursuant to the Federal Arbitration Act), this Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding New York choice-of-law principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.  Except as otherwise provided in Section 10.08(e), any action arising out of this Agreement or the rights and duties of the parties arising hereunder may be brought, if at all, only in the state or federal courts located in the City and County of New York, New York.

Section 10.15 Right of Set-Off.  If any party hereto shall be in default hereunder to any other party, then in any such case the non-defaulting party shall be entitled to set off from any payment owed by such non-defaulting party to the defaulting party hereunder any amount owed by the defaulting party to the non-defaulting party thereunder;  provided  that contemporaneously with any such set-off, the non-defaulting party shall give written notice of such action to the defaulting party; provided further that the failure to give such notice shall not affect the validity of the set-off.  It is specifically agreed that (i) for purposes of the set-off by any non-defaulting party, mutuality shall be deemed to exist among the parties; (ii) reciprocity among the parties exists with respect to their relative rights and obligations in respect of any such set-off; and (iii) the right of set-off is given as additional security to induce the parties to enter into the transactions contemplated hereby.  Upon completion of any such set-off, the obligation of the defaulting party to the non-defaulting party shall be extinguished to the extent of the amount so set-off.  Each party hereto further waives any right to assert as a defense to any attempted set-off the requirements of liquidation or mutuality.  This set-off provision shall be without prejudice, and in addition, to any right of set-off, combination of accounts, lien or other right to which any non-defaulting party is at any time otherwise entitled (either by operation of law, contract or otherwise), including without limitation pursuant to Section 3.06(b)(ii) hereof.

Section 10.16 Cooperation with Respect to Reporting.  Each of the parties hereto agrees to use its commercially reasonable efforts to cooperate with each other party in providing necessary data, to the extent in the possession of the first party, required by such other party in order to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency or other governmental authority.

Section 10.17 Reserved.

Section 10.18 Life Limited Parts.  Mokulele and Shuttle shall each cooperate with one another in order to manage and minimize engine life limited parts (“LLP”) expenses for Covered Aircraft.  To that end, Shuttle shall provide annual projections of LLP requirements and supplemental notice of specific engine maintenance events which require LLP replacement as they are scheduled.  Mokulele may, at its option and with Shuttle’s consent (which consent shall not be unreasonably withheld), provide or arrange the provision of used serviceable LLPs that otherwise meet Shuttle’s specifications and reasonable minimum cycle-remaining requirements, to be incorporated into a Covered Aircraft.  In connection with the withdrawal of any Covered Aircraft from the capacity purchase provisions of this Agreement (whether at the end of such aircraft’s scheduled term or otherwise), Mokulele shall pay Shuttle for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs consumed for all Scheduled Flights by such Covered Aircraft under this Agreement, and Shuttle shall pay Mokulele for the pro-rata cost (based on useful life and using the then-current catalogue price for LLPs) of all LLPs provided by Mokulele and incorporated into such Covered Aircraft pursuant to the previous sentence and not consumed for any Scheduled Flights under this Agreement.

Section 10.19 Original Airline Services Agreement

Mokulele, RAI and Shuttle hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Original Airline Services Agreement which in any manner govern or evidence the obligations arising hereunder, the rights and interests of the RAI and Shuttle and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Original Airline Services Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

*Confidential

IN WITNESS WHEREOF, the parties hereto have caused this Airline Services Agreement to be duly executed and delivered as of the date and year first written above.

MOKULELE FLIGHT SERVICE, INC.	SHUTTLE AMERICA CORPORATION

/s/ William J. Boyer, Jr.	/s/ Robert H. Cooper
Name: William J. Boyer, Jr. CEO	Name: Robert H. Cooper , Executive Vice-President

Acknowledged and Agreed to by:
REPUBLIC AIRLINE, INC.

/s/ Robert H. Cooper
Name: Robert H. Cooper,Executive Vice-President

Exhibits

Exhibit A – Definitions
Exhibit B – Covered Aircraft & Inservice Schedule
Exhibit C – Aircraft Specification, Interior Configuration, Livery and Use of Mokulele Marks
Exhibit D – Compensation
Exhibit E – Terms of Codeshare Arrangements
Exhibit F – Use of Shuttle Marks
Exhibit G – Reasonable Operating Constraints

EXHIBIT A

Definitions

Agreement – means the Airline Services Agreement, dated as of October _, 2008, among Mokulele and Shuttle, as amended from time to time pursuant to Section 10.04 hereof.

Base Compensation – is defined in Paragraph A.1 of Exhibit D.

Business Day – means each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in New York, New York or Honolulu, Hawaii are authorized by law to close or the general offices of Mokulele or Shuttle are closed due to weather or other natural forces.

Cause – means (i) the suspension for three consecutive days or longer or the revocation of Shuttle’s authority to operate as a scheduled airline, (ii) the ceasing of Shuttle’s operations as a scheduled airline, other than as a result of a Labor Strike or the mandatory grounding of the Covered Aircraft by the FAA and other than any temporary cessation for not more than 14 consecutive days, (iii) beginning after the month in which the 4th aircraft is placed in service, Shuttle operating at or below the Default Threshold as described in Appendix 2 to Exhibit D, for any three consecutive calendar months, or (iv) a willful or intentional material breach of this Agreement by Shuttle that substantially deprives Mokulele of the benefits of this Agreement, which breach shall have continued for 45 days after notice thereof is delivered by Mokulele to Shuttle.

Change of Control – means, with respect to any Person, the merger of such Person with, or the acquisition of direct or indirect control of such Person by, another air carrier, or a corporation directly or indirectly owning or controlling or directly or indirectly owned or controlled by another air carrier (a “Holding Company”), or a corporation directly or indirectly owned or controlled by such Holding Company, unless (1) such Person is the acquiring or surviving entity in such merger or acquisition, or (2) the ultimate beneficial ownership of the surviving entity immediately following such transaction is substantially similar (i.e., at least 60% common ownership) to the beneficial ownership of such Person immediately prior to such transaction.

Charter Flights – means any flight by a Covered Aircraft for charter operations arranged by Mokulele that is not reflected in the Final Monthly Schedule.

[*]

Covered Aircraft – means all of the aircraft listed on Exhibit B (as amended from time to time pursuant to the provisions of this Agreement) and presented for service by Shuttle, as adjusted from time to time for withdrawals pursuant to Article VIII and for extensions pursuant to Section 10.17.

Direct Cost – means, with respect to any given calendar quarter, all costs incurred by Mokulele in respect of Scheduled Flights, including all costs and expenses for which Mokulele is liable pursuant to this Agreement and any distribution or marketing costs incurred by Mokulele in respect of Scheduled Flights but not including fixed and overhead costs incurred by Mokulele generally in the ordinary course of its business.

DOT – means the United States Department of Transportation.

Effective Date – is as set forth in the preamble to this Agreement.

FAA – means the United States Federal Aviation Administration.

Final Monthly Schedule – means the final schedule of Scheduled Flights for the next calendar month delivered by Mokulele to Shuttle pursuant to Section 2.01(b).

Labor Strike – means a labor dispute, as such term is defined in 29 U.S.C. Section 113(c) involving Shuttle and some or all of its employees, which dispute results in a union-authorized strike resulting in a work stoppage.

LLP – is defined in Section 10.18.

Mokulele – means Mokulele Flight Service, Inc., a Hawaii corporation, and its successors and permitted assigns.

Mokulele Marks – is defined in Exhibit C.

Original Airline Services Agreement – means the Airline Services Agreement, dated as of October 1, 2008, among Mokulele and RAI, as amended from time to time pursuant to Section 10.04 thereof.

Person – means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

RAI - means Republic Airline, Inc., an Indiana corporation.

RAI Holdings – means Republic Airways Holdings Inc., a Delaware corporation.

Shuttle Marks – is defined in Exhibit F.

Reasonable Operating Constraints – means the operating constraints on Scheduled Flights set forth on Exhibit G.

Regional Airline Services – means the provisioning by Shuttle to Mokulele of Scheduled Flights and related ferrying using the Covered Aircraft or neutral spare aircraft in accordance with this Agreement.

Scheduled Flight – means a flight as determined by Mokulele pursuant to Section 2.01(b)

Shuttle– means Shuttle America Corporation, an Indiana corporation, and its successors and permitted assigns.

Spare Aircraft – means the Aircraft designated as such by Shuttle that will not be part of the Scheduled Flights and is intended to be used in place of Aircraft that are removed from Scheduled Flights due to mechanical issues, heavy check requirements or to compensate for Scheduled Flights in which a line is running behind schedule.

Term – has the meaning set forth in Section 8.01, as earlier terminated pursuant to Section 8.02, if applicable.

Termination Date – means the date of early termination of this Agreement, as provided in a notice delivered from one party to the others pursuant to Section 8.02, or, if no such early termination shall have occurred, the date of the end of the Term.

Total Revenue – means, with respect to any given calendar quarter, all revenue earned by Mokulele in respect of Scheduled Flights for such quarter, including but not limited to passenger and baggage revenue, catering revenue, and any other revenue or fees collected by Mokulele in respect of such Scheduled Flights.

TSA – means the United States Transportation Security Administration.
*Confidential

EXHIBIT B

Covered Aircraft & In-Service Schedule

Number	Aircraft Type	U.S. Registration Number	Scheduled In- Service Day
1.	EMB 170		[*]
2.	EMB 170		[*]
3.	EMB 170		[*]
4.	EMB 170		[*]

1           Aircraft number 3 will be considered the Spare Aircraft from the Scheduled In-Service Day until March 1, 2009.

*Confidential

EXHIBIT C

Aircraft Specification, Interior Configuration, Livery and Use of Mokulele Marks

1.	Aircraft Specification. The specifications of the Covered Aircraft will be as set forth in Schedule 1 of this Exhibit C.

2.
Grant.  Mokulele hereby grants to Shuttle, and Shuttle accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Mokulele Marks in connection with the rendering by Shuttle of Regional Airline Services, subject to the conditions and restrictions set forth herein.

3.	Ownership of the Mokulele Marks.

a. Mokulele shall at all times remain the owner of the Mokulele Marks and any registrations thereof and Shuttle’s use of any Mokulele Marks shall clearly identify Mokulele as the owner of such marks (to the extent practical) to protect Mokulele’s interest therein.  All use by Shuttle of the Mokulele Marks shall inure to the benefit of Mokulele.  Nothing in this Agreement shall give Shuttle any right, title, or interest in the Mokulele Marks other than right to use the Mokulele Marks in accordance with the terms of this Agreement.

b. Shuttle acknowledges that Mokulele is the owner of the Mokulele Marks and hereby agrees to take no action that would be contrary to Mokulele’s ownership of the Mokulele Marks and agrees to cooperate with all of Mokulele’s reasonable request to take any and all actions necessary to protect and preserve Mokulele’s ownership of the Mokulele Marks.

4.	Use of the Mokulele Marks.

a. Shuttle shall use the Mokulele Marks only as authorized herein by Mokulele and in accordance with such standards of quality as Mokulele may establish.

b. Shuttle shall use the Mokulele Marks on all Covered Aircraft (other than the Spare Aircraft) and all facilities, equipment and printed materials used in connection with the Regional Airline Services.

c. Shuttle shall not use the Mokulele Marks for any purpose other than as set forth in this Exhibit C, and specifically shall have no right to use the Mokulele Marks on or in any aircraft other than Covered Aircraft or in connection with any other operations of Shuttle.

d. Mokulele shall have exclusive control over the use and display of the Mokulele Marks, and may change the Mokulele Marks at any time and from time to time, in which case Shuttle shall as soon as practicable make such changes as are requested by Mokulele to incorporate the new Mokulele Marks; provided that Mokulele shall either pay directly the reasonable costs of making such changes or shall promptly reimburse Shuttle for its reasonable expenses incurred in making such changes.

e. Nothing shall abridge Mokulele’s right to use and/or to license the Mokulele Marks, and Mokulele reserves the right to the continued use of all the Mokulele Marks, to license such other uses of the Mokulele Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Shuttle as Mokulele may desire.  No term or provision of this Agreement shall be construed to preclude the use of the Mokulele Marks by other persons or for similar or other uses not covered by this Agreement.

5.
Mokulele-Controlled Litigation.  Mokulele at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Mokulele Marks against any infringement or dilution.  Shuttle agrees to cooperate fully with Mokulele in the defense and protection of the Mokulele Marks as reasonably requested by Mokulele.  Shuttle shall report to Mokulele any infringement or imitation of, or challenge to, the Mokulele Mark, immediately upon becoming aware of same.  Shuttle shall not be entitled to bring, or compel Mokulele to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Mokulele Marks without the written agreement of Mokulele.  Mokulele shall not be liable for any loss, cost, damage or expense suffered or incurred by Shuttle because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations or challenges or because of the failure of any such action or proceeding.  If Mokulele shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Shuttle agrees to provide all reasonable assistance requested by Mokulele in preparing for and prosecuting the same.

6.
Revocation of License.  Mokulele shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Mokulele Marks provided Shuttle herein shall revert to Mokulele and the Mokulele Marks shall not be used by Shuttle in connection with any operations of Shuttle.  The following provisions shall apply to the termination of the license provided herein:  in the case of a termination of the license to use the Mokulele Marks, Shuttle shall cease all use of the Mokulele Marks with respect to each Covered Aircraft within 30 days of such aircraft being withdrawn from the capacity purchase provisions of the Agreement, and shall cease all use of the Mokulele Marks in all other respects within 30 days of last Covered Aircraft being withdrawn from this Agreement.  Within such specified period, Shuttle shall cease all use of such other Mokulele Marks, and shall change its facilities, equipment, uniforms and supplies to avoid any customer confusion or the appearance that Shuttle is continuing to have an operating relationship with Mokulele, and Shuttle shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Mokulele Marks or take actions that otherwise may infringe the Mokulele Marks.

7.
Assignment.  The non-exclusive license granted by Mokulele to Shuttle is personal to Shuttle and may not be assigned, sub-licensed or transferred by Shuttle in any manner without the written consent of a duly authorized representative of Mokulele.

8.
Mokulele Marks.  The Mokulele Marks are as set forth in Schedule 2 to this Exhibit C and also include the Aircraft Livery, the Mokulele flight code and other trade names, trademarks, service marks, graphics, logos, employee uniform designs, distinctive color schemes and other identification selected by Mokulele in its sole discretion for the Regional Airline Services to be provided by Shuttle, whether or not such identification is copyrightable or otherwise protected or protectable under federal law.

9.
Aircraft Livery.  The Covered Aircraft will be painted in accordance with the designs shown on Schedule 3 to this Exhibit C at Shuttle’s sole cost and expense.  Any subsequent livery change shall be at Mokulele’s sole cost and expense.

10.	Aircraft Interior. Each Covered Aircraft will enter service with an “as is, where is” interior and will be clean and in good working order for passenger operations.

11.	Survival. The provisions of this Exhibit C shall survive the termination of this Agreement for a period of six years.

Attachments to Exhibit C

Schedule 1 – Aircraft Specifications
Schedule 2 – Mokulele Marks
Schedule 3 – Aircraft Livery

SCHEDULE 1 TO EXHIBIT C

Aircraft Specifications

(to be provided by Shuttle)

SCHEDULE 2 TO EXHIBIT C

Mokulele Marks

(to be provided by Mokulele)

SCHEDULE 3 TO EXHIBIT C

Aircraft Livery

(to be provided by Mokulele sufficiently in advance to allow a reasonable time for the painting of the livery as provided by Section 9 of Exhibit C)

EXHIBIT D

Compensation

Base and Incentive Compensation.

1.
Base Compensation.  Mokulele will pay to Shuttle, in respect of the Covered Aircraft, the rates set forth on Appendix 1 to this Exhibit D for each calendar month, times, the applicable Unit of Measure, times, in each case where the rate category is indicated [*].

2.
Pre-Bill Invoiced Amount.  The Invoiced Amount calculated in accordance with Section 3.06 (a) of the Agreement will be calculated by using the data from the Final Monthly Schedule and the Operational Assumptions for any given month as follows:

a.           the Invoiced Amount for each of the Fixed Cost cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month).  The Rate for each Fixed Cost element will not change during the Term except for the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation”; plus

b.           the Invoiced Amount for each of the Variable Cost elements will be calculated by multiplying (i) the Rate, times (ii) the Unit of Measure (as set forth in the Final Monthly Schedule and the Operational Assumptions for the month), times (iii) the Completion Factor Target Threshold percentage as in effect at the time of calculation, where “Blk Hrs” are the block hours estimated to be flown by the Covered Aircraft for the month, “W/A A/C” is the weighted average number of Covered Aircraft for the month, “Departures” is the number of departures estimated to be made by the Covered Aircraft during the month, “Flt Hrs” are the flight hours estimated to be flown by the Covered Aircraft for the month, “Pax” is the number of passengers estimated to be transported by the Covered Aircraft during the month, and “1000 RPMS” is the estimated revenue passenger miles flown by the Covered Aircraft during the month divided by 1,000.  The Rate for each Variable Cost element will not change during the Term except for (i) the annual adjustment pursuant to Section 3.02 of the Agreement for those elements noted as “Subject to Escalation, and (ii) those elements noted as subject to “Periodic Adjustment” will be adjusted based on the actual costs of the related insurance premiums paid by Shuttle, taking into account any increases or reductions in those premiums due to end of the coverage year calculations based on Shuttle’s operational statistics.

*Confidential

3.
Reconciled Costs.  The Fixed Cost elements calculated by using the “W/A A/C” Unit of Measure, and the Variable Cost elements will be reconciled pursuant to Section 3.06 (b) of the Agreement by calculating the difference between the Invoiced Amount for such elements and the amount due for such elements based on the Rate for each Variable Cost element times the actual Unit of Measure for the month.

4.
Pass-Thru Costs.  Mokulele will reimburse Shuttle for each Pass-Thru Cost element in accordance with Section 3.06 (c) of the Agreement.  Pass-Thru Costs are actual costs incurred and are not subject to [*], Escalation or Periodic Adjustment.

5.	Incentive Compensation. With respect to each calendar month, incentive compensation shall be calculated as follows:

a.           On-Time Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Mokulele to Shuttle) or a rebate or offset (represented by a payment by Shuttle to Mokulele), in each case in respect of on-time performance, as determined pursuant to Appendix 2  to this Exhibit D .

b.           Completion Factor Bonus/Rebate.  The reconciliation for any calendar month shall include, as applicable, a bonus (represented by a payment by Mokulele to Shuttle) or a rebate or offset (represented by a payment by Shuttle to Mokulele), in each case in respect of Shuttle’s completion factor for the month, as determined pursuant to Appendix 2 to this Exhibit D.

6.
Mokulele Expenses.  With respect to Scheduled Flights, in consideration of the provision by Shuttle of Regional Airline Services and its compliance with the other terms and conditions of this Agreement, the following expenses shall be incurred directly by Mokulele, provided that, should Shuttle incur any such expenses, Shuttle will be reimbursed for such expenses in accordance with Section 3.06 (c) of the Agreement:

(a)	Covered Aircraft fuel, including into plane charges, taxes and administrative fees;

(b)	Landing fees;

(c)	Passenger catering;

(d)	Travel agency and OAL related CRS booking fees;

(e)	Revenue taxes and PFCs;

(f)	Credit card processing fees;

(g)	Deicing services at all cities;

(h)	All customer inconvenience charges;

(i)	TSA fees or charges and any other passenger security fees;

(j)	Any local, state, federal or other fees associated with the transportation of passengers and cargo;

(k)	Staged overnight hotel and per diem expenses; and

(l)	Rates and charges relating to the Honolulu Operations Space as defined in Section 5.02(i).

7.
No Reconciliation for Fines, Etc.  Notwithstanding anything to the contrary contained in this Exhibit D or the Agreement, Mokulele shall not be required to incur any cost or make any reconciliation payment to Shuttle to the extent that such cost or reconciliation payment is attributable to any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Shuttle as a result of any violation by Shuttle of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority, provided that, Mokulele shall be liable for all any costs, expenses or losses (including fines, penalties and any costs and expenses associated with any related investigation or defense) incurred by Shuttle as a result of any violation by Mokulele or its agents of any law, statute, judgment, decree, order, rule or regulation of any governmental or airport authority.

*Confidential

Exhibit D Appendices

Appendix 1                                Base Compensation Rates

Appendix 2                                Incentive Bonuses/Rebates

Appendix 1 to Exhibit D

Base Compensation Rates

Carrier Controlled Costs:		RATE	[*]	SUBJECT TO ESCALATION
Per AC per Month: (Rents)	$	[*]	[*]	[*]
Per AC per Month:	$	[*]	[*]	[*]
Per BH:	$	[*]	[*]	[*]
Per FH:	$	[*]	[*]	[*]
Per Departure:	$	[*]	[*]	[*]

Amounts expressed in January 2008 economics.

*Confidential

Appendix 2 to Exhibit D

Incentive Bonuses/Rebates

(to be mutually agreed prior to March 1, 2009, provided that a failure to mutually agree on Incentive Bonuses and Rebates shall not be an event of default or grounds for termination of this Agreement)

EXHIBIT E

Terms of Codeshare Arrangements

1.           Shuttle’s use of MW code.  During the Term of the Agreement, Mokulele shall place its designator code, “MW”, on all Scheduled Flights operated by Shuttle.  Mokulele may suspend the display of its code on flights operated by Shuttle if Shuttle is in breach of any of its safety-related obligations, or material breach of any of its operational obligations, under the Agreement during the period that such breach continues.  All Shuttle operated flights that display the MW code are referred to herein as “MW Flights”.

2.           Shuttle’s display of MW code.

(a)           All MW Flights will be included in the schedule, availability and fare displays of all computerized reservations systems in which Mokulele and Shuttle participate, the Official Airline Guide (to the extent agreed upon) and Mokulele’s and Shuttle’s internal reservation systems, under the MW code, to the extent possible.  Mokulele and Shuttle will take the appropriate measures necessary to ensure the display of the schedules of all MW Flights in accordance with the preceding sentence.

(b)           Mokulele and Shuttle will disclose and identify the MW Flights to the public as actually being a flight of and operated by Shuttle, in at least the following ways:

(i)           a symbol or a flight number range will be used in timetables and computer reservation systems indicating that MW Flights are actually operated by Shuttle;

(ii)           to the extent reasonable, messages on airport flight information displays will identify Shuttle as the operator of flights shown as MW Flights;

(iii)           Mokulele and Shuttle advertising concerning MW Flights and Mokulele and Shuttle reservationists will disclose Shuttle as the operator of each MW Flight; and

(iv)           in any other manner prescribed by law or DOT regulation.

3.           Terms and Conditions of Carriage.  In all cases the contract of carriage between a passenger and a carrier will be that of the carrier whose code is designated on the ticket.  Mokulele and Shuttle shall each cooperate with the other in the exchange of information necessary to conform each carrier’s contract of carriage to reflect service offered by the other carrier.

4.           Notification of Irregular Operations.  Shuttle shall promptly notify Mokulele System Operations Control via both positive phone contact and email of all irregularities involving a MW Flight which result in any material damage to persons or property as soon as such information is available and shall furnish to Mokulele as much detail as practicable.  For purposes of this section, notification shall be made as follows:

        [*]

5.           Code Sharing License.

(a)           Grant of License.  Subject to the terms and conditions of the Agreement, Mokulele hereby grants to Shuttle a nonexclusive, nontransferable, revocable license to use the MW designator code on all of its flights operated as a MW Flight.

(b)           Control of MW Flights.  Subject to the terms and conditions of the Agreement, Shuttle shall have sole responsibility for and control over, and Mokulele shall have no responsibility for, control over or obligations or duties with respect to, each and every aspect of Shuttle’s operation of MW Flights.

6.           Display of other Codes.  During the Term of the Agreement, Mokulele shall have the exclusive right to determine which other airlines (“Alliance Airlines”), if any, may place their two letter designator codes on flights operated by Shuttle with Covered Aircraft and to enter into agreements with such Alliance Airlines with respect thereto.  Shuttle will cooperate with Mokulele and any Alliance Airlines in the formation of a code share relationship between Shuttle and the Alliance Airlines and enter into reasonably acceptable agreements and make the necessary governmental filings, as requested by Mokulele, with respect thereto.

*Confidential

EXHIBIT F

Use of Shuttle Marks

1.           Grant.  Shuttle hereby grants to Mokulele, and Mokulele accepts, a non-exclusive, personal, non-transferable, royalty-free right and license to adopt and use the Shuttle Marks (as defined below) in connection with Mokulele’s entering into this Agreement, subject to the conditions and restrictions set forth herein.

2.           Ownership of the Shuttle Marks.

a.           Shuttle shall at all times remain the owner of the Shuttle Marks and any registrations thereof and Mokulele’s use of any Shuttle Marks shall clearly identify Shuttle as the owner of such marks (to the extent practical) to protect Shuttle’s interest therein.  All use by Mokulele of the Shuttle Marks shall inure to the benefit of Shuttle.  Nothing in this Agreement shall give Mokulele any right, title, or interest in the Shuttle Marks other than right to use the Shuttle Marks in accordance with the terms of this Agreement

b.           Mokulele acknowledges Shuttle’s ownership of the Shuttle Marks and further acknowledges the validity of the Shuttle Marks.  Mokulele agrees that it will not do anything that in any way infringes or abridges Shuttle’s rights in the Shuttle Marks or directly or indirectly challenges the validity of the Shuttle Marks.

3.           Use of the Shuttle Marks.

a.           Mokulele shall use the Shuttle Marks only as authorized herein by Shuttle and in accordance with such standards of quality as Shuttle may establish.

b.           Mokulele shall use the Shuttle Marks as necessary or appropriate in Mokulele’s sole discretion in connection with the Regional Airline Services, including without limitation the sale or disposition by Mokulele of the seat inventory of the Scheduled Flights.

c.           Mokulele shall not use the Shuttle Marks for any purpose other than as set forth in this Exhibit F, and specifically shall have no right to use the Shuttle Marks in connection with any other operations of Mokulele.

d.           Shuttle may change the Shuttle Marks at any time and from time to time (including by adding or deleting marks from the list specified in this Exhibit F), in which case Mokulele shall as soon as practicable make such changes as are requested by Shuttle to utilize the new Shuttle Marks; provided that Shuttle shall either pay directly the reasonable costs of making such changes to the Shuttle Marks or shall promptly reimburse Mokulele for its reasonable expenses incurred in making such changes.

e.           Nothing shall abridge Shuttle’s right to use and/or to license the Shuttle Marks, and Shuttle reserves the right to the continued use of all the Shuttle Marks, to license such other uses of the Shuttle Marks and to enter into such agreements with other carriers providing for arrangements similar to those with Mokulele as Shuttle may desire.  No term or provision of this Agreement shall be construed to preclude the use of the Shuttle Marks by other persons or for other similar uses not covered by this Agreement.

4.           Shuttle-Controlled Litigation.  Shuttle at its sole expense shall take all steps that in its opinion and sole discretion are necessary and desirable to protect the Shuttle Marks against any infringement or dilution.  Mokulele agrees to cooperate fully with Shuttle in the defense and protection of the Shuttle Marks as reasonably requested by Shuttle.  Mokulele shall report to Shuttle any infringement or imitation of, or challenge to, the Shuttle Marks, immediately upon becoming aware of same.  Mokulele shall not be entitled to bring, or compel Shuttle to bring, an action or other legal proceedings on account of any infringements, imitations, or challenges to any element of the Shuttle Marks without the written agreement of Shuttle.  Shuttle shall not be liable for any loss, cost, damage or expense suffered or incurred by Mokulele because of the failure or inability to take or consent to the taking of any action on account of any such infringements, imitations, challenges or because of the failure of any such action or proceeding.  If Shuttle shall commence any action or legal proceeding on account of such infringements, imitations or challenges, Mokulele agrees to provide all reasonable assistance requested by Shuttle in preparing for and prosecuting the same.

5.           Revocation of License.  Shuttle shall have the right to cancel the license provided herein in whole or in part at any time and for any reason, in which event all terminated rights to use the Shuttle Marks provided Mokulele herein shall revert to Shuttle and the Shuttle Marks shall not be used by Mokulele in connection with any operations of Mokulele.  Mokulele shall cease all use of the Shuttle Marks in all respects upon the last Covered Aircraft being withdrawn from this Agreement.  Mokulele shall not thereafter make use of any word, words, term, design, name or mark confusingly similar to the Shuttle Marks or take actions that otherwise may infringe the Shuttle Marks.

6.           Assignment.  The non-exclusive license granted by Shuttle to Mokulele is personal to Mokulele and may not be assigned, sub-licensed or transferred by Mokulele in any manner without the written consent of a duly authorized representative of Shuttle.

7.           Shuttle Marks.  The Shuttle Marks shall be as provided to Mokulele prior to the commencement of the Term.

8.           Survival.  The provisions of this Exhibit F shall survive the termination of this Agreement for a period of six years.

EXHIBIT G

Reasonable Operating Constraints

The schedules for the Covered Aircraft shall meet all of the following quarterly average requirements:

1.           Minimum & Maximum Scheduling Parameters:

	Minimum	Maximum
Scheduled Block Hours per Aircraft per day	[*]	[*]
Scheduled Cycles per Aircraft per day	[*]	[*]

Note:  the above minimum and maximum schedule parameters apply only to those Covered Aircraft in scheduled service, not to the Spare Aircraft.

2.           Aircraft Maintenance and Crew Requirements.

Mokulele agrees to take into consideration Shuttle’s operational requirements for overnight maintenance and crew productivity (including, where feasible, mid-day flights into Shuttle crew base cities for crew exchanges) and legality.

Mokulele shall produce a Final Monthly Schedule in cooperation with Shuttle that meets the following location and minimum hour requirements for overnight aircraft:

(i)           each of the Covered Aircraft will remain overnight at Honolulu International Airport (HNL) for normal maintenance; and

(ii)           each of the Covered Aircraft shall remain overnight for at least 10 hours (as measured by the time from the last terminating flight to the first originating flight).

3.           Maintenance Bases.

Shuttle will establish a crew base and a maintenance base for line and overnight aircraft maintenance work at Honolulu International Airport (HNL).  Provided that Mokulele provides adequate hangar space, such maintenance base will be sufficient to perform intermediate maintenance checks, clear minimum equipment list and configuration deviation list items, and perform general maintenance, trouble shooting, and component removals and repairs.

4.           Crew Overnights.

The schedule may allow for single overnights, multiple overnights, staged, and continuous duty overnights of crews in outstations, provided, should Mokulele schedule continuous duty overnights or staged crews, incremental hotel and per diem costs related to such continuous duty overnights or staged crews will be billed by Shuttle to Mokulele in arrears as a Pass Thru costs [*].  Mokulele reserves the right to review Shuttle’s crew schedules to ensure efficient and economic crew scheduling and agrees to negotiate economic settlement with Shuttle for schedule changes that materially affect crew utilization or line maintenance requirements.

5.           Charter Flights Sold by Mokulele.

Mokulele may schedule, price and sell Charter Flights using the Covered Aircraft, provided Shuttle receives 60 days’ advance notice of the tentative dates and times of such Charter Flights and the final dates are built into the Final Monthly Schedule.  Mokulele may also request Shuttle to consider ad hoc Charter Flights or extra sections.  Mokulele agrees to compensate Shuttle for any additional operating costs of the Charter Flights, including but not limited to aircraft ferry costs and unproductive crew time, as such costs are provided to Mokulele at the time Mokulele provides notice to Shuttle of the Charter Flights, or sufficiently in advance of Mokulele’s bid for the Charter Flight to allow such costs to be passed through to the charterer.

*Confidential

EXHIBIT H

Financial Projections

(see attached)